Exhibit 10.2

SEPARATION AGREEMENT, RELEASE AND WAIVER OF ALL CLAIMS

This Separation Agreement, Release, and Waiver of All Claims (this "Agreement") is entered into by Scott Popaditch ("Employee") and SPAR Group, Inc., a Delaware corporation ("SGRP" or the "Company"). Together, the Employee and SGRP may be referred to collectively as the "Parties" and the term "Party" may refer to any and each of them. Additionally, SGRP and all of its domestic and foreign subsidiaries will be referred to collectively as "SPAR Group". For clarity, SPAR Group includes both SGRP and each direct or indirect subsidiary of SGRP at the applicable time. The subsidiaries of SGRP include those listed at the relevant time in Exhibit 21.1 to SGRP's most recent Annual Report on Form 10-K as filed with the SEC, a copy of which can be viewed at the Company's website (www.sparinc.com) under the tab/ sub-tab of Investor Relations/SEC Filings.

Background Information

The Employee has been employed as the Chief Executive Officer and President of SGRP and as a director, executive, officer, employee and/or agent of SGRP and certain domestic and foreign subsidiaries of SGRP, and was paid an annual salary of Two Hundred Sixty Thousand Dollars and No Cents ($260,000.00) (his "Base Salary"), which was paid in twice-monthly installments and subject to required and authorized payroll withholdings and deductions in accordance with the Company's normal payroll practices.

The Employee and the Company are parties to an Executive Change of Control Severance Agreement (the “Change of Control Severance Agreement”), dated August 23, 2016, and an Executive Officer Severance Agreement (the “Officer Severance Agreement”), dated August 23, 2016, each of which provided for certain severance benefits, subject to the terms and conditions therein, if the Employee’s employment was terminated for “Cause” or if he resigned for “Good Reason,” as defined therein.

On May 15, 2017, the Employee resigned from all of his positions (whether as a director, executive, officer, employee and/or agent or otherwise), as well as all of his employment, with SPAR Group, effective as of May 15, 2017, upon which resignation effective date (the “Separation Date”), the Employee ceased to be employed or engaged in any capacity by SPAR Group and ceased to be a director, executive, officer, employee and/or agent of each and every SPAR Group company, as applicable.

The Employee and the Company acknowledge and agree that the Employee’s resignation was without “Good Reason” and that the Employee’s employment was not terminated for “Cause,” as those terms are defined in the Change of Control Severance Agreement, Officer Severance Agreement, and/or any other agreement to which the Employee and the Company are parties. As a result of the circumstances related to his resignation, Employee acknowledges and agrees that he is not entitled or otherwise eligible to receive any payments or benefits under the Change of Control Severance Agreement, Officer Severance Agreement, and/or any other agreement to which the Employee and the Company are parties.

Notwithstanding the foregoing, the Employee and SPAR Group desire to enter into this Agreement providing certain separation payments and benefits to the Employee in conjunction with the separation of his employment and in consideration of his continued cooperation and his other agreements below, and except as specifically stated in Section 2(a) below, to fully and mutually settle and resolve all possible matters and claims between them, pursuant to the following terms, provisions and conditions.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements hereinafter set forth and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged), the Parties hereto, intending to be legally bound, agree as follows:

Consideration

1.     In consideration for the release set forth in Sections 2, 3, 4, and 5, below, and the other promises and representations made by the Employee as set forth in this Agreement:

(a)     The Employee has twenty-one (21) days after receiving this Agreement to consider this Agreement.

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(b)     The Employee will receive the Separation Payments, Relocation Reimbursement Payment, and Separation Benefits, as defined below, so long as the Employee signs, dates, and returns an original of this Agreement to James R. Segreto, c/o SPAR Group, Inc., 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604, by one of the delivery methods specified in Section 5(c), without revoking it (in whole or in part) within the following seven (7) days after the Employee signs the Agreement (in keeping with the provisions of Section 5).

(c)     So long as the Employee (i) signs and dates this Agreement within the 21 day deadline, and (ii) does not revoke this Agreement (in whole or in part) within the following seven (7) days after he signs it (in keeping with the provisions of Section 5), then in consideration of his settlements, releases, waivers, covenants and other agreements made in this Agreement, SGRP (on behalf of SPAR Group) shall pay the Employee (A) $108,333.33 (equivalent to five (5) months of his Base Salary), payable in installments as provided in this Section (the "Separation Payments"), plus (B) one lump sum payment in the gross and net amount of $21,666.67 as reimbursement for costs and expenses the Employee incurred in connection with his business-related relocation to Michigan and the sale of his condominium in Michigan (the “Relocation Reimbursement Payment”). To the extent that the Company breaches its payment obligations under this Section 1(c), and Employee notifies the Company of such breach in writing, the Company shall thereafter have five (5) days following its receipt of such written notice to cure the breach.

(d)     So long as the Employee does not revoke this Agreement (in whole or in part) within the following seven (7) days after he signs it (in keeping with the provisions of Section 5), the first installment of any such Separation Payments will be paid on the first day that is a regular payday and falls on or after twelve (12) days after the Company has received a properly executed original of this Agreement. SGRP will also release one copy of the fully-executed Agreement to the Employee by the same date. All subsequent installments of the Separation Payments will be paid in twice-monthly installments on the Company's regular paydays, which installments will be equivalent to the Base Salary payment the Employee would have received if still employed with the Company, and subject to required and authorized payroll withholdings and deductions in accordance with the Company's normal payroll practices for its salaried workers.

(e)     So long as the Employee does not revoke this Agreement (in whole or in part) within the following seven (7) days after he signs it (in keeping with the provisions of Section 5), the Relocation Reimbursement Payment will be paid on the first day that is a regular payday and falls on or after twelve (12) days after the Company has received a properly executed original of this Agreement. The Employee acknowledges that the Company has made no representations to him regarding the taxation of the Relocation Reimbursement Payment.  The Employee agrees that he shall be exclusively liable for the payment of all federal, state and local taxes, if any, which may be due from him as a result of his receipt of the Relocation Reimbursement Payment pursuant to this Agreement.  The Employee further represents that he shall make payments on such taxes in the amount required by law.  In addition, to the extent the Internal Revenue Service, any state or local taxing authority or agency, and/or any other taxing authority or agency attempts to hold the Company liable for failing to withhold appropriate payroll and other employment-related taxes from the Relocation Reimbursement Payment, the Employee agrees to hold harmless and indemnify the Company from and against any and all losses, costs, damages, penalties, fines, interest and expenses, including, without limitation, attorneys’ fees, incurred by the Company to defend itself against any such claims by a taxing authority. In the event of an inquiry by any governmental or taxing authority, the Employee shall not assert any position contrary to the terms of this Agreement.

(f)     By law, and regardless of whether the Employee signs this Agreement, he will have the right to continue his medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The COBRA qualifying event shall be deemed to have occurred on the Separation Date. Upon completion of the appropriate COBRA forms and so long as the Employee does not revoke this Agreement (in whole or in part) within the following seven (7) days after he signs it, and subject to all the requirements of COBRA, the Employee will be allowed to continue participation in the Company’s health and dental insurance plans at the Company’s expense (except for Employee’s co-pay and/or his portion of premium payments, which shall be deducted from the Separation Payments to the same extent that such deductions are made for persons currently employed by SGRP), until November 30, 2017 (the “Separation Benefits”). All other benefits ceased as of the Separation Date. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date the Employee becomes eligible to receive health insurance benefits through any other employer, and the Employee agrees to provide the Company with written notice immediately upon securing such employment and upon becoming eligible for such benefits.

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(g)     Installment payments of the Separation Payments pursuant to this Agreement will stop and will no longer be owed by SGRP to the Employee under this Agreement if and when the Employee is found to have violated the 2016 Agreement (as amended and defined below) or the Post-Separation Obligations and Restrictive Covenants set forth in Sections 6, 7 or 10 below, or initiates any legal action against any of the Company Releasees (as defined in Section 2(a), below) seeking damages and/or other relief based on any Employee Claim released in this Agreement, or otherwise materially breaches this Agreement; provided, however, that prior to stopping the Separation Payments, the Company shall provide the Employee written notice of its determination that the Employee has breached the 2016 Agreement (as amended) or the Post-Separation Obligations and Restrictive Covenants set forth in Sections 6, 7 or 10 below, and has provided the Employee no less than five (5) business days to cure any alleged breach to the extent such breach is curable. Any decision by the Company as to whether or not the Employee has engaged in any breach of this Agreement shall be made by the Governance Committee of SGRP's Board of Directors.

(h)     The Parties hereto will cooperate with each other in making all reasonable and diligent efforts to effectuate the terms of this Agreement.

Waiver and Release of Claims

2.     In consideration of the Separation Payments, Relocation Reimbursement Payment, and Separation Benefits provided for in Section 1 above:

(a)     The Employee hereby and forever releases each and every company in the SPAR Group, as defined in this Agreement, and any and all of each of their past, present, and future assigns, successors, Affiliated Entities (as defined in subsection (e) below), parents, subsidiaries, divisions, and corporations, and any and all of each of their officers, managers, executives, directors, members, shareholders, trustees, joint venturers, partners, employees, insurers, and agents of the same as well as their heirs, executors, administrators, successors, assigns, and other personal or legal representatives, individually and in their respective corporate and personal capacities (together with each SPAR Group company, all hereinafter referred to in this paragraph and this Agreement collectively as "Company Releasees") from any and all legally waivable claims, complaints, duties, obligations or causes of action relating to any matters of any kind or nature, including (but not limited to) any right to recover attorney's fees or costs, whether presently known or unknown, suspected or unsuspected, arising from any and all omissions, acts, facts, causes of action, claims, liabilities, demands, debts, assessments, liens, suits, proceedings, judgments, or damages, known or unknown, liquidated or unliquidated, contingent or non-contingent, arising from or pertaining in any way to all events, facts or occurrences from the beginning of time through the Effective Date of this Agreement (hereinafter each referred to an "Employee Claim"), arising under federal, state, or local law by Constitution, statute, local charter or ordinance, regulation, common law, public policy, contract (express and implied), or equity, that might have otherwise been asserted through the Effective Date of this Agreement, in each case to the fullest extent permitted by applicable law. This release of Employee Claims includes, but is not limited to, a release of any and all:

(i)

Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to employment, discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the New York State Human Rights Law, the New York City Human Rights Law, the New York State Civil Rights Law, the New York State Corrections Law, the Elliott-Larsen Civil Rights Act (Mich. Comp. Laws §§ 37.2101-37.2804), the Persons with Disabilities Civil Rights Act (Mich. Comp. Laws §§ 37.1101-37.1607), the Michigan Occupational Safety and Health Act (Mich. Comp. Laws §§ 408.1001-408.1094), the Internet Privacy Protection Act (Mich. Comp. Laws §§ 37.271-37.278), the Florida Civil Rights Act (Fla. Stat. §§ 760.01-760.11), and any similar New York, Michigan, Florida or other state or federal statute;

(ii)

Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the Fair Credit Reporting Act (15 U.S.C § 1681 et seq.), the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the New York State Labor Law, the New York City Earned Sick Time Act, the Michigan Payment of Wages and Fringe Benefits Act (Mich. Comp. Laws §§ 408.471-408.490), the Bullard-Plawecki Employee Right to Know Act (Mich. Comp. Laws §§ 423.501-423.512), the Social Security Number Privacy Act (Mich. Comp. Laws §§ 445.81-445.87), the Sales Representatives Commission Act (Mich. Comp. Laws § 600.2961), the Florida Minimum Wage Act (Fla Stat. § 448.110), Article X, Section 24 of the Florida Constitution, the Florida Workers’ Compensation Retaliation provision (Fla Stat. § 440.205), and any similar New York, Michigan, Florida or other state or federal statute;

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(iii)

Claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery;

(iv)

Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002, NY Lab. Law §§ 740-741, the Whistleblowers’ Protection Act (Mich. Comp. Laws §§ 15.361-15.369), the Florida Whistleblower Protection Act (Fla. Stat. §§ 448.101-448.105), and any similar New York, Michigan, Florida or other state or federal statute;

(v)	Claims under any Company compensation, employment, commission, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement; and

(vi)	Any other Claim arising under any other local, state and/or federal law.

The only claims that are not being released by the Employee are: (A) unemployment and/or any state disability insurance benefits pursuant to the terms of applicable state law; (B) workers' compensation claims; (C) continued participation in certain SPAR Group benefit plans pursuant to the terms and conditions of the federal law known as COBRA and/or similar state or local law to the extent that any such laws would otherwise apply; (D) any benefit entitlements that were vested as of the date of the Employee's termination, pursuant to the written terms of any company employee benefit plan; (E) any rights or claims that may arise after the Employee signs this Agreement; (F) any rights that are not subject to waiver or are not subject to an unsupervised waiver as a matter of applicable law; and (G) rights to enforce this Agreement.

(b)     The Employee represents and confirms that SPAR Group owes him no wages, bonuses, commissions, vacation pay, paid time off, business expense reimbursements, or other compensation or payments of any kind or nature, other than the payments expressly provided for in this Agreement.

(c)     Pursuant to the Employee’s Offer Letter, dated August 23, 2016, and the applicable plans and agreements governing any equity interest or stock options Employee had with respect to the Company, Employee was granted (i) 25,000 Restricted Stock Units vesting one-third (1/3) per year over the course of three years, (ii) 25,000 stock options per year, with vesting based on performance for the years 2017-2020, and (iii) 400,000 stock options subject to the Company’s standard stock option plan, vesting one quarter (1/4) per year over the course of four years (together, the “Equity Grants”). The Employee hereby acknowledges and agrees that (A) no portion of the Equity Grants were vested as of the Separation Date, (B) the Equity Grants were terminated and cancelled as of the Separation Date, and (C) Employee does not have and shall not have any right(s) to exercise any portion of the Equity Grants. Employee further represents and agrees that (x) he does not own any right, title, or interest to any common stock, restricted stock, stock options, or other equity interest in the Company, (y) he has no right to acquire any further stock options, restricted stock, restricted stock units, common stock, equity or other interest in the Company and will not in the future have any right to acquire any further equity or other interest in the Company (other than the right to purchase the Company’s stock in the open market), and (z) he shall not have any right to vest in any additional stock, restricted stock, restricted stock units, or stock options under any Company equity, stock and/or stock option plan or program (of whatever name or kind) that he may have participated in or was eligible to participate in during his employment with the Company.

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(d)     This Agreement shall inure to the benefit of and shall be binding and enforceable by any and all of the Company Releasees.

(e)     For purposes of this Agreement, an "Affiliated Entity" means any affiliate of SGRP (as determined by the Audit Committee of the Board of Directors of SGRP in accordance with applicable securities law and Nasdaq rules) that provided any service to or engaged in any agreement, arrangement or transaction with SPAR Group as reported in its most recent applicable related party transaction disclosure or financial statement footnote (under any required or appropriate heading) by SGRP in its filing(s) (now or in the future) with the Securities and Exchange Commission, which affiliates currently include (without limitation) SPAR Administrative Services, Inc., SPAR Business Services, Inc., and SPAR Infotech, Inc.

(f)     The Company, for itself and each of the other members of the SPAR Group, hereby and forever releases the Employee, and any and all of each of his past, present, and future heirs, executors, administrators, and other personal or legal representatives, individually and in their respective representative and personal capacities (together with the Employee, all hereinafter referred to in this paragraph and this Agreement collectively as "Employee Releasees"), from any and all legally waivable claims, complaints, duties, obligations or causes of action relating to any matters of any kind or nature, including (but not limited to) any right to recover attorney's fees or costs, whether presently known or unknown, suspected or unsuspected, arising from any and all omissions, acts, facts, causes of action, claims, liabilities, demands, debts, assessments, liens, suits, proceedings, judgments, or damages, known or unknown, liquidated or unliquidated, contingent or non-contingent, arising from or pertaining in any way to all events, facts or occurrences from the beginning of the world through the Effective Date of this Agreement (hereinafter each referred to as a "Company Claim"), arising under federal, state, or local law by Constitution, statute, local charter or ordinance, or regulatory rule or regulation, common law, public policy, contract (express and implied), or equity, that might have otherwise been asserted through the Effective Date of this Agreement, in each case to the fullest extent permitted by applicable law, and in each case excluding any Company Claim to the extent caused by the willful misconduct or fraud by the Employee as finally determined pursuant to applicable law. Each Party represents and warrants to the other that it does not currently know of any Company Claim involving any willful misconduct or fraud by the Employee.

3.     Release of Unknown Claims. Except as specifically excepted in Section 2, above, this Agreement covers and includes all claims (including all Employee Claims) that the Employee may have against any and all of the Company Releasees, including SGRP, or the Company may have against the Employee Releasees, to the fullest extent allowed by law, whether actually known or not known, and the Employee and the Company hereby waive any rights against the other Party they may have relating to any unknown injuries, claims, or potential claims, regardless of the fact that they are unknown to them.

4.      Bar to Claims and Waiver of Any Right to Damages for Claims Brought by the Employee or Others on the Employee's Behalf.

(a)    The Employee and the Company acknowledge and agree that this Agreement may be pled as a complete bar to any action, suit, or other proceeding by the Company or the Employee before any court, or adjudicative or administrative body or tribunal with respect to any of the released Employee Claims or Company Claims, respectively.

(b)    Nothing in this Agreement is intended to limit or impair in any way the Employee's right to file a charge with the U.S. Equal Employment Opportunity Commission ("EEOC") or comparable federal, state and local agencies, or to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action. With respect to any charges or complaints that have been filed or may be filed concerning events or actions relating to the Employee's employment or the termination of that employment with SGRP (or any other SPAR Group entity by which the Employee was employed) and which occurred prior to the Effective Date of this Agreement, however, to the maximum extent permitted by applicable law, the Employee waives and releases any right he may have to recover damages or monetary compensation, however characterized, in any lawsuit or proceeding brought by him, any administrative agency, or any other person on the Employee's behalf or that includes the Employee in any class or other representative or collective action, suit or other proceeding. To the extent that the Employee is identified as a putative or actual member of a class or other representative or collective action (or other proceeding) seeking recovery based on one or more released Employee Claims, he must opt-out of such action, suit or other proceeding when first given an opportunity to do so and/or must otherwise decline to participate in any such action, suit or other proceeding. However, this Section is not intended to limit and does not limit the Employee from instituting legal action for the purpose of enforcing this Agreement (subject to the terms of Section 24 hereof), nor does this Agreement affect his right to enforce any rights or claims he may have in the future based on events occurring after the effective date of this Agreement. Additionally, this Agreement shall not preclude the Employee from bringing a legal action to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act.

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Age Discrimination in Employment Act Waiver and Release Notification

5.     Age Discrimination in Employment Act Waiver and Release Notification. This Agreement and the Employee Claims released include a release of claims under the Age Discrimination in Employment Act of 1967, 29 United States Code sections 621-634, which is subject to special waiver protections under the Older Workers Benefits Protections Act, 29 United States Code section 626(f). By signing this Agreement the Employee agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the Age Discrimination in Employment Act of 1967 in exchange for the Separation Payments, Relocation Reimbursement Payment, and Separation Benefit described in Section 1, above, to which he would not otherwise be entitled, and also acknowledges the following:

(a)     The Employee has twenty-one (21) days to decide whether or not to sign and date this Agreement. This period is designed to allow him to consult with a financial advisor, accountant, attorney or anyone else whose advice he needs. The Employee should consult appropriate advisors, including an attorney, during this time period. To the extent that he takes less than twenty-one (21) days to consider this Agreement prior to signing and dating it, he acknowledges that he had sufficient time to consider this Agreement with his attorney, if any, and that he expressly, voluntarily and knowingly waived any additional time. Additionally, the Parties agree that any that changes which may be made to this Agreement, whether material or immaterial, will not restart the running of the 21-day consideration period;

(b)     Signing and dating this Agreement will not waive any rights or claims for age discrimination that may arise after the Effective Date of this Agreement;

(c)     If the Employee does sign and date this Agreement, he has seven (7) days to revoke it. Any revocation must be in writing and delivered by hand delivery, courier, facsimile, overnight delivery, or United States Mail to James R. Segreto, at c/o SPAR Group, Inc., 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604, facsimile: (914) 332-0741, by the end of the seventh day after the Employee signs and dates this Agreement; and

(d)     If the Employee signs and dates and returns this Agreement, the Separation Payments and Relocation Reimbursement Payment provided for in Section 1, above, will not become payable to him until the first day which payments shall commence on the first day which is a regular payday which falls on or after twelve (12) days after SGRP has obtained a properly executed original of this Agreement without him revoking this Agreement. However, the Employee will not be entitled to receive the Separation Payments, Relocation Reimbursement Payment or Separation Benefits if he revokes this Agreement.

Post-Separation Obligations and Restrictive Covenants

6.     Return of Property. The Employee acknowledges and agrees that all property pertaining to his employment, including but not limited to, all business, financial or other reports, books, documents, records and other information, including paper and electronic copies, and equipment and other devices, shall be and remain the property of SPAR Group and will not be taken, used or appropriated by the Employee for any purpose. The Employee agrees to return to SPAR Group, within 10 days of signing this agreement, all written, printed and electronic materials and documents, equipment, and other devices in his control or possession, including pagers, company issued credit cards, keys, client lists, contracts, reports, or any other physical or personal property, which he received or prepared or helped to prepare or purchased (for whole or partial reimbursement) in connection with his employment or engagement in any capacity by SPAR Group. Such materials shall be returned by Federal Express or (as appropriate) U.P.S. to the attention of James R. Segreto, SPAR Group, Inc., 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604. The Employee represents that, except as may be expressly permitted by law or by express written permission from the Chairman of the Governance Committee or Chief Financial Officer of SGRP, he will not retain any copies, duplicates, reproductions, or excerpts of these materials or documents and will delete or destroy any electronically stored copies he may have. SGRP will provide a federal express number and/or a U.P.S. number which the Employee can use to return any materials.

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7.       Acknowledgment of Existing Restrictive Covenants and Amendment.

(a)     The Employee acknowledges that by virtue of his employment with SGRP, he had access to and knowledge of SPAR Group’s confidential information and trade secrets (including confidential information of other SPAR Group companies), was in a position of trust and confidence with SPAR Group, and benefitted from SPAR Group's goodwill. The Employee understands and acknowledges that SPAR Group invested significant time and expense in developing the Confidential Information and goodwill. The Employee further acknowledges that he previously entered into a Confidentiality, Non-Solicitation and Non-Competition Agreement with the Company containing various restrictive covenants dated August 23, 2016 (the "2016 Agreement"); provided, however, that Sections 7(a) and 8 of the 2016 Agreement are hereby amended to remove from the protections for SGRP and restrictions on the Employee under those Sections the category of merchandising and marketing services consisting of product demonstrations and sampling in the United States of America (the “US Demo Business”), but without in any way limiting or modifying any of the other protections for the SPAR Group and restrictions on the Employee under the 2016 Agreement, meaning that so long as the Employee does not breach the 2016 Agreement (as so amended), the Employee may (among other things) be engaged by, provide services to, invest in or accept employment with an entity (or any entity's distinct operating subsidiary or division) that is exclusively engaged in the US Demo Business. Accordingly, the Employee acknowledges and agrees that: (i) the 2016 Agreement (as so amended) will continue in full force and effect according to its terms and it shall survive the termination of his employment with the Company, (ii) he will honor and abide by the terms of the 2016 Agreement (as so amended), and (iii) he will abide by any and all common law and or statutory obligations related to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(b)     Notwithstanding any other provision of this Agreement or the 2016 Agreement prohibiting the disclosure of trade secrets or confidential information, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), the Employee understands and acknowledges that: (a) he will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if the Employee files a lawsuit or other court proceeding for alleged retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if he: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, the Employee acknowledges and agrees that nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets, or common law.

8.     Specific Performance. The Employee acknowledges and agrees that damages at law will be an insufficient remedy to the SPAR Group in the event that of a breach of the 2016 Agreement and/or Section 6, 7, or 10 hereof, and accordingly, in addition to any other rights or that may be available to it, SGRP (on behalf of itself or any other member of the SPAR Group) also shall be entitled to obtain injunctive or similar equitable relief to enforce these provisions against the Employee in any court of competent jurisdiction.

9.     Non-Admission. The Employee acknowledges that this Agreement, and the Separation Payments and benefits set forth above, do not constitute an admission of any liability, wrongdoing or obligation by SPAR Group. The Parties agree that this Agreement may not be used as evidence in any action, except an action to enforce this Agreement.

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10.     Mutual Non-Disparagement and Cooperation. (a) The Employee shall not, directly or indirectly, publish or communicate defamatory and/or disparaging remarks about, or in any way damage or impair the reputation, business practices, or goodwill of SPAR Group or any shareholder, partner, member, director, executive, manager, officer, employee, attorney, agent or other representative of any SPAR Group company, or the products and services of SPAR Group. No current member of the Company’s Board of Directors shall, directly or indirectly, publish or communicate defamatory and/or disparaging remarks about, or in any way damage or impair the reputation, business practices, or goodwill of the Employee or any of his representatives. The term "disparaging" means a public communication of a lack of integrity, the commission of unlawful acts, or any other statement or writing which would tend to discredit the person about whom the communication is made. A public communication is one made to anyone or entity other than a tax, financial or legal advisor, or an immediate family member. The Company agrees to provide a neutral reference regarding Employee in response to any employment inquiry concerning Employee. The reference will include only his name, start date, end date and last position held. This Section does not, in any way, restrict or impede the Employee or the Company or its subsidiaries from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order, or from making disclosures which are otherwise expressly permitted by this Agreement. To the extent that any person is compelled by subpoena, judicial order or other legal process to provide testimony to any governmental, administrative, regulatory, or judicial authority in a proceeding, investigation or inquiry, nothing in this Section shall prohibit such person from providing truthful testimony in response to such subpoena, judicial order or other legal process.

(b)     In addition, the recitation or use of any document or other evidence or fact in any inquiry or proceeding respecting any enforcement of this Agreement by a Party or inquiry by the Internal Revenue Service, Securities and Exchange Commission, Nasdaq and/or any federal, state or local agency, or regulatory body shall not violate this Section 10 or any other provision of this Agreement.

(c)     The Employee agrees to cooperate with the SPAR Group in formally removing him as an officer, director or other representative of the members of the SPAR Group, including prompt execution of all related documents.

(d)     The Employee also agrees to reasonably cooperate in full with SPAR Group concerning any past, present, or future legal matter as to which he has, or could reasonably be expected to have, knowledge through his former positions with SPAR Group including, without limitation, being available, upon reasonable notice, to meet with the Company regarding matters in which he has been involved and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. The Employee shall be entitled to reimbursement of reasonable travel expenses and other costs incurred in association with his obligations under this Section 10(d). To the extent that (i) the Company or its attorneys request in writing that Employee provide cooperation pursuant to this Section 10(d), and (ii) the written request for cooperation relates to matters that are not otherwise subject to indemnification pursuant to Section 27 below, then the Company will reimburse Employee for his reasonable attorneys’ fees to the extent it is reasonably necessary for Employee to retain independent counsel in order to reasonably comply with his cooperation obligations hereunder.

Miscellaneous Provisions

11.     Filing and Disclosure of Agreement and/or Agreement-Related Information by SGRP. In its 8-K filing with the Securities and Exchange Commission, SGRP will disclose the Employee's departure consistent with this Agreement, and the narrative for such disclosure will be substantially in the same form as Exhibit A hereto. The Employee understands and expressly agrees that SGRP will also have to file the description (substantially in the form of Exhibit A hereto) of the Employee's departure from the SPAR Group and this Agreement with the Securities and Exchange Commission and that doing so is not a violation of this Agreement. In addition, the recitation or use of any document or other evidence or fact in any inquiry or proceeding respecting any enforcement of this Agreement by a Party or inquiry by the Internal Revenue Service, the Securities and Exchange Commission, and/or Nasdaq shall not violate this Agreement.

12.     Severability. In the event that any provision of this Agreement shall be determined to be superseded, invalid, illegal or otherwise unenforceable (in whole or in part) pursuant to applicable law by a court or other governmental authority, the Parties agree that: (a) any such authority shall have the power, and is hereby requested by the Parties, to reduce or limit the scope or duration of such provision to the maximum permissible under applicable law or to delete such provision or portions thereof to the extent it deems necessary to render the balance of such Agreement enforceable; (b) such reduction, limitation or deletion shall not impair or otherwise affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall be enforced as if the unenforceable provision or portion thereof were so reduced, limited or deleted, in each case unless such reduction, limitation or deletion of the unenforceable provision or portion thereof would impair the practical realization of the principal rights and benefits of either Party hereunder; provided that if any provision of the release of claims in Section 2(a) herein is held to be invalid and the Employee proceeds with any claim within the scope of Section 2(a) against any of the Company Releasees, then the Employee agrees to return all consideration paid to him under Section 1 hereof, and the Company will be relieved from any further obligation to provide the Employee with any further compensation, benefit, or consideration described in this Agreement; (c) such determination and such reduction, limitation and/or deletion shall not be binding on or applied by any court or other governmental authority not otherwise bound to follow such conclusions pursuant to applicable law; and (d) upon the written request of SGRP, the Employee agrees to promptly execute a substantially similar release, waiver or covenant that counsel to SGRP advises should be legal and enforceable before the same tribunal.

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13.     Non-Waiver. Any waiver or consent respecting this Agreement shall be effective only if in writing and signed by the required Parties (which in the case of SGRP shall require the signature of one of its authorized Executives) and then only in the specific instance and for the specific purpose for which given. No waiver or consent shall be deemed (regardless of frequency given) to be a further or continuing waiver or consent. No voluntary notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand. Except as expressly provided otherwise in this Agreement, (a) no failure or delay by any Party in exercising any right, power, privilege, remedy, interest or entitlement hereunder shall deemed or construed to be a waiver thereof, (b) no single or partial exercise thereof shall preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right, power, privilege, interest or entitlement, and (c) the rights, powers, privileges, remedies, interests and entitlements under this Agreement shall be cumulative, are not alternatives, and are not exclusive of any other right, power, privilege, remedy, interest or entitlement provided by this Agreement or applicable law.

14.     Integration and Complete Agreement. (a) Each Party acknowledges and agrees that, in entering into this Agreement, it or he has not directly or indirectly received or acted or relied upon any representation, warranty, promise, assurance or other agreement, understanding or information (whether written, electronic, oral, express, implied or otherwise) from or on behalf of the other Party, any other Party's subsidiaries or other Affiliated Entities, or any other Party's respective representatives, respecting any of the matters contained in this Agreement except for those expressly set forth in this Agreement. This Agreement, along with the 2016 Agreement (which, except as amended by this Agreement, remains in full force and effect according to its terms), contains the entire agreement and understanding of the Parties and supersedes and completely replaces all prior and other representations, warranties, promises, assurances and other agreements, understandings and information (including, without limitation, all existing agreements, offers and proposals), whether written, electronic, oral, express, implied or otherwise, from a Party or between them with respect to the matters contained in this Agreement; provided, however, that except to the extent any express provision of this Agreement is inconsistent or conflicts with any provision of any of the following (in which case the applicable provision of this Agreement shall control, govern and be given effect), this Agreement does not, is not intended, and shall not be deemed or construed to void, modify, supersede or preclude application to the Employee of the SGRP Policies (including the Company's Employee Policy Manual and the SGRP Ethics Code) or any applicable SGRP Employee Benefit, which may be modified, supplemented, rescinded, or revised from time to time as the Company deems necessary or appropriate in its sole discretion.

(b)     For purposes of clarity, the Parties acknowledge and agree that the (i) Offer Letter, (ii) any equity award or grant documents that Employee received during his employment with the Company, (iii) the Change of Control Severance Agreement, and (iv) the Officer Severance Agreement, are all terminated, null and void, and of no force or effect.

15.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Employee, his heirs, executors, administrators and beneficiaries, successors and assigns, and shall be binding upon and inure to the benefit of each of the SPAR Group companies and each of their subsidiaries and Affiliated Entities and each of their successors and assigns. Each SPAR Group company, and each of their subsidiaries and Affiliated Entities, and any other Company Releasee, is an express third party beneficiary of this Agreement.

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16.     Amendment. This Agreement may not be altered or modified except in writing signed by both the Employee and the Chief Executive Officer or Chief Financial Officer of SGRP as authorized by SGRP's Governance Committee.

17.     No Other Consideration. No other consideration has been or will be furnished or paid to the Employee or to his attorneys, other than as set forth in this Agreement.

18.     The Employee Has Read and Had an Opportunity to Consult Counsel Regarding the Agreement. The Employee acknowledges and agrees that he has read this Agreement and has had an opportunity to ask questions and consult with an attorney of his choice regarding the contents and significance of this Agreement before signing this Agreement. The Employee understands the contents and significance of this Agreement and he enters into this Agreement voluntarily and of his own free will.

19.     No Complaints, Charges, Grievances, or Actions. The Employee represents that he has not filed any charges, grievances, complaints, lawsuits or other claims against any of the Company Releasees, including SGRP.

20.     No Reliance on Representations. The Employee affirms that in making this Agreement he is not relying on, and has not relied on, any representation or statements made by SGRP or its attorneys with respect to the facts involved in the dispute underlying this Agreement or with regard to his rights or asserted rights. The Employee fully understands and warrants that if any fact on which he relied in executing this Agreement is found hereafter to be other than or different from the facts now believed by him to be true, the Employee expressly accepts and assumes the risk of such possible difference in fact and acknowledges that this Agreement shall be and remain effective notwithstanding any such difference in fact.

21.     Terms of Agreement Not Construed Against Drafting Party and Related Provisions. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties. The Parties hereto agree that the rule of construction to the effect that any ambiguities are to be construed against the drafting Party shall not be employed in any interpretation of this Agreement. Each provision of this Agreement shall be interpreted so as to render it effective and valid. Similarly, captions to the various paragraphs of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

22.     Counterparts, Multiple Originals, and Related Provisions. The Parties agree that this Agreement may be executed in duplicate and/or in separate counterparts of the entire Agreement or of signature pages to the Agreement, each of which may have been executed by one or more of the Parties hereto and delivered by mail, courier, telecopy or other electronic or physical means, with these duplicate agreements or separate executed counterparts, taken together, forming a single binding agreement on all Parties. The Parties also agree that, so long as each of the Parties executes this Agreement, copies of this Agreement, including photocopies, scanned PDF copies, and facsimile copies, including signed duplicates and/or counterparts, shall be deemed to constitute an original and may be used in lieu of an original for any purpose, and shall be fully enforceable against a signing Party.

23.     Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, SGRP makes no representation or warranty that any of the payments and or benefits provided under this Agreement comply with Section 409A, and in no event shall SGRP be liable for all or any portion of any taxes, penalties, interest or other expenses ("409A Liability") that may be incurred by the Employee on account of any non-compliance with Section 409A except to the extent (and in the proportion) such 409A Liability is incurred by the Employee due to SGRP’s willful or grossly negligent breach of this Agreement.

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24.     Applicable Law. To the greatest extent permitted by applicable law, this Agreement shall be governed by and construed in accordance with the applicable federal law of the United States of America, and to the extent not preempted by such federal law, by the applicable law of the State of Delaware in the case of Section 27 (Indemnification), or by the applicable law of the State of New York in the case of any other provisions of this Agreement, in each case other than those conflict of law rules that would defer to the substantive laws of another jurisdiction. Without affecting the right of any other Company Releasees to seek enforcement of this Agreement, the Parties each hereby consent and agree that any state or federal court sitting in Westchester County, New York, shall have exclusive personal jurisdiction and proper venue with respect to any unresolved dispute or controversy between the Parties arising out of or in connection with the Employee's employment by SGRP or any of its subsidiaries; provided, however, that the foregoing shall not deprive any Party of the right to appeal the decision of any such court to a proper appellate court located elsewhere; and further provided that any dispute, claim or controversy arising out of or related to this Agreement (other than the Company bringing an action for injunctive relief in which the Company alleges that the Employee breached the 2016 Agreement and/or any of the covenants set forth in Sections 6, 7, or 10 hereof) or any breach of this Agreement, shall be submitted to and decided by binding arbitration in Westchester County, New York. Arbitration shall be administered under the rules of the American Arbitration Association (“AAA”) in accordance with the American Arbitration Association’s Employment Arbitration Rules in effect at such time and any requirements imposed by New York law. Any arbitral award determination shall be final and binding upon the Parties and may be entered as a judgment in a court of competent jurisdiction.

25.     Waiver of Jury Trial. The Parties further agree that, to the greatest permitted by applicable law, any action, suit or proceeding relating to or otherwise arising out of or in connection with the Employee's employment by SGRP or any of its subsidiaries shall be resolved by a bench trial and not a jury trial, and each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury. This waiver of jury trial and each other express waiver, release, relinquishment or similar surrender of rights (however expressed) made by a Party in this Agreement has been absolutely, unconditionally, irrevocably, knowingly and intentionally made by such Party.

26.     Attorney Fees for Enforcement. Except for any legal action to determine the validity of the Age Discrimination in Employment Act of 1967 release provisions of this Agreement, for which no attorney fees will be awarded, and except for any legal action arising out of the tax consequences of the Relocation Reimbursement Payment (as provided in Section 1) if any Party to this Agreement or any of the Company Releasees or Employee Releasees brings any claim, action, or suit or initiates any arbitration relating to or arising out of this Agreement or any alleged breach of this Agreement (including one seeking to recover based on any released Employee Claim) or otherwise arising out of or in connection with the Employee's employment by SGRP or any of its subsidiaries, the substantially prevailing Party shall be entitled to reimbursement from the non-prevailing Party for his, her, or its costs, expenses, and reasonable attorneys' fees incurred in such claim, suit, action, or arbitration, as well as all other remedies.

27.     Indemnification. (a) To the maximum extent permitted by Delaware law and the By-Laws of the Company as in effect on the Effective Date (the "By-Laws"), but excluding any dispute arising out of this Agreement or its enforcement or any dispute between Employee and SPAR Group, the Company at its own expense shall, upon written demand from the Employee, indemnify, reimburse, hold harmless and defend the Employee, with counsel selected by the Company (and reasonably acceptable to the Employee) and otherwise in accordance with the procedures established in the By-Laws, from and against any and all claims, losses and expenses (as more fully provided in the By-Laws, including reasonable attorneys' fees and the advancement of reasonable attorneys' fees and expenses) arising out of or incurred or sustained in connection with any action, suit, proceeding or investigation to which the Employee or his legal representatives may be made a party by reason of him having been a director, executive, officer, employee or agent of the Company, any subsidiary, or any of their respective affiliates or employee benefit plans; in each case excluding any and all claims, losses and expenses to the extent (and in the proportion) attributable to any act or omission of the Employee not involving Proper Conduct. "Proper Conduct" shall mean any action or conduct of the Employee if all of the following are true with respect thereto: (i) the Employee acted in good faith, (ii) the Employee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its subsidiaries, (iii) with respect to any criminal proceeding, the Employee had no reasonable cause to believe such action or conduct was unlawful, and (iv) such action or conduct would not have otherwise disqualified the Employee from receiving indemnification from the Company under Delaware law.

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(b)     Employee shall be entitled to coverage under all director, executive and officer liability insurance policies maintained from time to time by the Company or any subsidiary in accordance with their respective terms respecting his former employment and positions with them.

(c)     The provisions of this Section are in addition to, and shall not be deemed exclusive of, any other rights to which the Employee seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise.

(d)     The provisions of this Agreement shall survive the execution and delivery hereof, the making of the Separation Payments and the expiration of the restrictive covenant periods and shall continue in full force and effect thereafter in accordance with such provisions for the duration the applicable statutes of limitation.

28.     Notice. Notices provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered and/or certified mail, return receipt requested, or by overnight carrier to the Parties at the addresses set forth below (or such other addresses as specified by the Parties by like notice), and shall be effective upon receipt or refusal of receipt:

If to the Company, to:

SPAR Group, Inc.

333 Westchester Avenue

South Building, Suite 204

White Plains, New York 10604, U.S.A.

ATTN: James R. Segreto, C.F.O. (or his successor)

Telephone: 1-914-332-4100

Telecopy: 1-914-332-0741

If to the Employee:

Scott Popaditch

625 Bentley Lane

Maitland, Florida 32751, U.S.A.

29.     Effective Date. So long as this Agreement is signed by all Parties without being revoked within seven (7) days of the date that it is signed by the Employee, it shall be effective on the eighth (8th) day following Employee’s execution of this Agreement (the "Effective Date"). If the Employee does sign this Agreement he can revoke it within seven (7) days of the date that he does so pursuant to and consistent with the terms Section 5, above.

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IN WITNESS WHEREOF, and in consideration of the mutual covenants and agreement herein contained and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by the Parties), the Parties hereto, intending to be legally bound, have executed this Separation Agreement, Release and Waiver of All Claims as of the Execution Date and intend it to be effective as of the Effective Date.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING SEPARATION AGREEMENT, RELEASE AND WAIVER OF ALL CLAIMS, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY SIGNED THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING THEIR ASSENT TO, AND WILLINGNESS TO BE BOUND BY ITS TERMS.

DATED: June 29[1], 2017	/s/ Scott Popaditch
Scott Popaditch

SPAR Group, Inc.

DATED: June 29[2], 2017	By:	/s/ James Segreto
James R. Segreto
Chief Financial Officer

______________________________

1     To be completed with the applicable signature date.

2     To be completed with the applicable signature date.

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On this 29th day of June, 2017, before me, Kalpesh P Pates, Notary Public, personally appeared, Scott Popaditch, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

__/s/ K P Pates________________ (Seal)

Print Name: ____________________________________________ NOTARY PUBLIC for the State of Florida My Commission Expires: __________________________________

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On this 29th day of June, 2017, before me personally came James R. Segreto, to me known, who, being by me duly sworn, did depose and say: that he has an address at c/o SPAR Group, Inc., 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604; that he is the Chief Financial Officer, Treasurer and Secretary of SPAR Group, Inc., the Delaware corporation described in and which executed the above instrument; and that he signed his name thereto by authority of the board of directors of said corporation in the above referenced State.

/s/ Mark Pedalino
(Signature and office of individual taking acknowledgment.)

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EXHIBIT A

Narrative for Form 8-K Disclosure

Form of Disclosure (in addition to the 8-K filed concurrently with the Press Release dated on or about June 30, 2017):

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2017, effective May 15, 2017, Scott Popaditch resigned from his positions as President and Chief Executive Officer and a director, executive, officer and employee (as applicable) of SPAR Group, Inc. and its subsidiaries pursuant to a negotiated Separation Agreement, Release, and Waiver of All Claims. Under that agreement, Mr. Popaditch will receive separation payments equal to approximately $108,333.33.

In addition to the above, SGRP may provide such additional disclosure (dollar amounts, etc.) as may be required to satisfy any inquiry or comment from the Securities Exchange Commission or Nasdaq.

The 8-K also will have the normal facing page, description of the SPAR Group, forward looking statement disclaimers and signature block. No 8-K Exhibits are currently contemplated.

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